Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Tom Ryan or Raphael Gross
303-222-6012

Media:
Chris Arnold
303-222-5912

Chipotle Mexican Grill, Inc. Reports Second Quarter 2006 Results

Comparable Restaurant Sales Increase 14.5%

Denver, Colorado — (Business Wire) — July 31, 2006 — Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2006.

Highlights for the second quarter of 2006 as compared to the second quarter of 2005 include:

•                  Revenue increased 31.1% to $204.9 million

•                  Comparable restaurant sales increased 14.5%

•                  Restaurant level operating margins increased 180 basis points to 21.7%

•                  Income from operations increased 70.3% to $15.9 million

•                  Diluted earnings per share were $0.33 as compared to $0.98 in the prior year, or $0.21 in the prior year on an adjusted  basis*, excluding a non-recurring $0.77 tax benefit

Highlights for the six months ended June 30, 2006 versus the prior year period include:

•                  Revenue increased 35.3% to $392.0 million

•                  Comparable restaurant sales increased 16.9%

•                  Restaurant level operating margins increased 240 basis points to 21.0%

•                  Income from operations more than doubled to $28.6 million

•                  Diluted earnings per share were $0.59 as compared to $1.08 in the prior year, or $0.31 in the prior year on an adjusted basis*, excluding a non-recurring $0.77 tax benefit

Chipotle Founder, Chairman and CEO Steve Ells commented, “This was another very good quarter for us, helping to deliver outstanding year-to-date results. This strong performance continues to show the strength of our brand and the relevance of the Chipotle experience in the eyes of so many customers.” Ells continued, “The core of our success has always been our food, our commitment to service and a unique atmosphere, and we continue to improve upon all of these things. In addition to our progress in providing ‘Food with Integrity’ — with naturally raised chicken added in our restaurants in Cincinnati and Dayton — we continue to explore ways to improve our food and the restaurant experience we provide. We’re deeply committed to this ongoing effort and believe our success will always be based on the unique relationship Chipotle has with its customers.”

Monty Moran, President and COO added, “We were pleased to see improvement in our restaurant level margins, which were in excess of 21% during the quarter.  Our profitability stems from continuing strong comparable restaurant sales, successful new restaurant openings, and favorable commodity costs.  Going forward, we’ll focus on execution and utilize our promote-from-within philosophy to continue to improve performance in our restaurants.  In addition, we’ll look at all aspects of our business with the singular goal of making Chipotle better.  To that end, we are stressing quality of service, speed, and communicating our mission in a way that resonates with new and existing customers.  We are progressing in each of these areas and believe that they will continue to produce excellent results.”

Second Quarter 2006 Results

Revenue for the second quarter of 2006 increased 31.1% to $204.9 million from $156.3 million in the second quarter of 2005.  This growth in revenue was attributable to a 14.5% increase in comparable restaurant sales in the second quarter and an increase in revenue from restaurants not yet in the comparable base. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions.  Chipotle opened 14 company-owned restaurants during the second quarter of 2006, including 12 restaurants in existing markets and two restaurants in new markets.

Restaurant level operating margins increased to 21.7% in the second quarter of 2006 from 19.9% in the second quarter of 2005, due to lower commodity costs, primarily avocados, and menu price increases in some markets related to the addition of naturally raised chicken or naturally raised beef as part of our Food with Integrity initiative.

General and administrative expenses were $17.6 million in the second quarter of 2006, or 8.6% of revenue, compared to $13.7 million in the second quarter of 2005, or 8.8% of revenues.  General and administrative expenses as a percentage of revenue decreased primarily due to the effect of economies of scale from higher restaurant sales.  This was partially offset by increases in severance costs and stock-based compensation expenses, and $0.6 million in expenses in the quarter related to the recently completed secondary offering by certain Chipotle shareholders.

Income from operations increased to $15.9 million in the second quarter of 2006, compared to $9.3 million in the second quarter of 2005.

Net income for the second quarter of 2006 was $10.8 million, compared to $25.7 million in the second quarter of 2005 or $5.4 million on an adjusted basis* in the second quarter of 2005, excluding a non-recurring $20.3 million tax benefit.

Results for the six months ended June 30, 2006

Revenue for the six months ended June 30, 2006 increased 35.3% to $392.0 million from $289.7 million in the prior year period.  This growth in revenue was attributable to a 16.9% increase in comparable restaurant sales and an increase in revenue from restaurants not yet in the comparable base. A large majority of the comparable restaurant sales growth was due to an increase in the number of transactions.  Chipotle opened 29 company-owned restaurants during the period, including 24 restaurants in existing markets and five restaurants in two new markets.

Higher average restaurant sales helped to increase restaurant level operating margins to 21.0% for the period from 18.6% in the six months ended June 30, 2005.  Also contributing to this increase were lower commodity costs, primarily avocados, and menu price increases in some markets related to the addition of naturally raised chicken or naturally raised beef as part of our Food with Integrity initiative.

General and administrative expenses were $32.9 million for the six months ended June 30, 2006, or 8.4% of revenues, compared to $24.9 million in the prior year period, or 8.6% of revenues.  General and administrative expenses as a percentage of revenues decreased primarily due to the effect of economies of scale from higher restaurant sales.  This was partially offset during the period by increases in severance costs and stock-based compensation expenses, and $0.6 million in expenses related to the recently completed secondary offering by certain Chipotle shareholders.

Income from operations increased to $28.6 million in the six months ended June 30, 2006, compared to $13.8 million a year ago.

Net income for the six months ended June 30, 2006 was $18.8 million, compared to $28.4 million in the prior year period or $8.0 million on an adjusted basis* in the prior year period, excluding a non-recurring $20.3 million tax benefit .

Jack Hartung, Chief Financial and Development Officer stated, “Second quarter and year-to-date results reflect our ability to simultaneously drive top-line sales and execute our development plan. We are confident that we remain on track to meet our 2006 restaurant opening guidance of 80 to 90 new restaurants, with openings back-loaded in the second half of the year. Going forward, we’ll primarily use cash from operations to fund expansion while continuing to focus on serving great food in our unique Chipotle environment to create value for our shareholders.”

*A reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share can be found in the supplemental information attached to this press release.

Outlook

Management expects full year 2006 comparable restaurant sales increases in the low double-digits, with quarterly comparable restaurant sales increases continuing to decline throughout the year as sequential comparisons become more difficult.

Management also expects the following for 2006:

•                  Opening 80-90 new restaurants, back-loaded to the last half of the year

•                  Non-cash stock compensation expense of approximately $5.0 million

•                  An effective tax rate of approximately 40%

•                  Diluted common shares outstanding of approximately 32.5 million to 33.0 million

•                  Up to $1.5 million in legal, audit, printing and other fees for the second half of fiscal 2006 associated with McDonald’s previously announced plan to dispose of all of its remaining interest in Chipotle through a tax-free exchange offer to its shareholders by the end of October, subject to market conditions.

Longer-term, management remains comfortable with Chipotle’s ability to grow income from operations at an annual rate of approximately 25%.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-owned restaurants only and represent the change in period-over-period sales for the comparable restaurant base.  A restaurant becomes comparable in its 13th full month of operation.

Average restaurant sales refer to the average trailing 12-month sales for company-owned restaurants in operation for at least 12 full months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

The Company will host a conference call to discuss second quarter 2006 financial results today at 5:00 PM Eastern Time.  Hosting the call will be Steve Ells, Chairman and Chief Executive Officer, Montgomery Moran, President and Chief Operating Officer, and Jack Hartung, Chief Financial and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-819-9193, or for international callers by dialing 1-913-981-4911.  A replay can be accessed, when available, by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 7023431.  The replay will be available until August 18, 2006.  The call will be webcast live from the Company’s website at www.chipotle.com under the investor relations section.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bols (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from a variety of fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and operates more than 500 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including the statements under the heading “Outlook” relating to our projected financial performance for fiscal 2006 and beyond, the number of restaurants we intend to open, certain expected expenses, our expected effective tax rate and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; risks relating to the expected termination of our relationship with McDonald’s, our principal shareholder; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K for the year ended December 31, 2005.

Additional Information

In connection with the proposed separation of Chipotle from McDonald’s, Chipotle will file with the Securities and  Exchange Commission a registration statement on Form S-4 that will include a prospectus describing McDonald’s proposed exchange of its interest in Chipotle for shares of McDonald’s common stock.  The prospectus will contain important information about the exchange offer and related matters.  Investors and security holders are urged to read the prospectus, and other related documents filed with the SEC, when they become available and before making any investment decision.  You will be able to obtain a free copy of the prospectus (when available) and other related documents filed with the SEC by McDonald’s and Chipotle at the SEC’s website at www.sec.gov, and those documents may also be obtained for free, as applicable, from McDonald’s at www.investor.mcdonalds.com or Chipotle at www.chipotle.com.  Neither McDonald’s, Chipotle nor any of their respective directors or officers or any dealer manager appointed with respect to the exchange offer makes any recommendation as to whether you should participate in the exchange offer.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2006		2005
Revenue:
Restaurant sales	$204,236	99.7%	$155,712	99.6%
Franchise royalties and fees	700	0.3	584	0.4
Total revenue	204,936	100.0	156,296	100.0

Restaurant operating costs:
Food, beverage and packaging	63,341	30.9	50,394	32.2
Labor	56,941	27.8	43,542	27.9
Occupancy	14,338	7.0	11,838	7.6
Other operating costs	25,873	12.6	19,482	12.5
General and administrative expenses	17,643	8.6	13,726	8.8
Depreciation and amortization	8,309	4.1	6,729	4.3
Pre-opening costs	1,505	0.7	416	0.3
Loss on disposal of assets	1,116	0.5	848	0.5
	189,066	92.3	146,975	94.0
Income from operations	15,870	7.7	9,321	6.0

Interest income	1,622	0.8	—	—
Interest expense	(65)	—	(336)	(0.2)
Income before income taxes	17,427	8.5	8,985	5.7
Benefit (provision) for income taxes	(6,635)	(3.2)	16,740	10.7
Net income	$10,792	5.3%	$25,725	16.5%

Earnings per common share:
Basic	$0.33		$0.98
Diluted	$0.33		$0.98
Weighted average common shares outstanding:
Basic	32,462		26,281
Diluted	32,903		26,319

Chipotle Mexican Grill, Inc.

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2006		2005
Revenue:
Restaurant sales	$390,647	99.7%	$288,629	99.6%
Franchise royalties and fees	1,304	0.3	1,083	0.4
Total revenue	391,951	100.0	289,712	100.0

Restaurant operating costs:
Food, beverage and packaging	122,573	31.3	93,456	32.3
Labor	109,878	28.0	83,205	28.7
Occupancy	28,210	7.2	22,383	7.7
Other operating costs	49,111	12.5	36,796	12.7
General and administrative expenses	32,910	8.4	24,944	8.6
Depreciation and amortization	16,312	4.2	13,186	4.6
Pre-opening costs	2,615	0.7	866	0.3
Loss on disposal of assets	1,739	0.4	1,116	0.4
	363,348	92.7	275,952	95.3
Income from operations	28,603	7.3	13,760	4.7

Interest income	2,592	0.7	23	—
Interest expense	(129)	—	(415)	(0.1)
Income before income taxes	31,066	7.9	13,368	4.6
Benefit (provision) for income taxes	(12,286)	(3.1)	14,983	5.2
Net income	$18,780	4.8%	$28,351	9.8%

Earnings per common share:
Basic	$0.59		$1.08
Diluted	$0.59		$1.08
Weighted average common shares outstanding:
Basic	31,577		26,281
Diluted	31,986		26,303

Reconciliation of Net Income and Earnings Per Common Share

to adjusted measures

(in thousands except share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Net income, as reported	$10,792	$25,725	$18,780	$28,351
Tax benefit from valuation allowance reversal	—	(20,343)	—	(20,343)
Net income, adjusted	$10,792	$5,382	$18,780	$8,008

Diluted EPS, as reported	$0.33	$0.98	$0.59	$1.08
Tax benefit from valuation allowance reversal impact on EPS	—	(0.77)	—	(0.77)
Diluted EPS, adjusted	$0.33	$0.21	$0.59	$0.31

Diluted, weighted average common shares	32,903	26,319	31,986	26,303

We believe these adjusted measures are useful to investors because the tax benefit was a non-recurring event that had no cash impact.  As such, it is not indicative of the performance of our restaurants for the periods presented or our expected operating results for future periods.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	June 30, 2006	December 31, 2005
Total current assets	$155,060	$17,824
Total assets	$535,053	$392,495
Total current liabilities	$43,914	$41,982
Total liabilities	$105,400	$83,141
Total shareholders’ equity	$429,653	$309,354

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2006	2005
Cash provided by operating activities	$45,070	$26,908
Cash used in investing activities	($37,005)	($38,532)
Cash provided by financing activities	$133,918	$17,781

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2006	2006	2005	2005	2005
Comparable restaurant sales growth	14.5%	19.7%	14.3%	11.5%	9.6%
Number of restaurants opened	14	15	28	17	17
Average restaurant sales	$1,545	$1,502	$1,440	$1,406	$1,384